Exhibit 3.10

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
KENNEDY-WILSON, INC.

Kennedy-Wilson, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:  That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by (a) deleting SECTION 3 of ARTICLE X thereof and the ARTICLES thereof numbered “II, VII, IX, XI, XIV and XV” in their entirety (such ARTICLES to thereafter be left blank) and (b) changing the ARTICLES numbered as “V and XIII” thereof so that, as amended, said ARTICLES shall be read as follows:

ARTICLE V:  Authorized Capital Stock

SECTION 1.  Number of Authorized Shares.  The Corporation shall be authorized to issue four (4) classes of shares of stock, each with par value of $.01 per share, to be designated, respectively, “Common Stock”, “Partial-Voting Common Stock”, “Non-Voting Common Stock” and “Preferred Stock”.  The total number of shares of all classes of stock that the Corporation shall have authority to issue is Sixty-Two Million (62,000,000) shares consisting of Fifty Million (50,000,000) shares of Common Stock, Five Million (5,000,000) shares of Partial-Voting Common Stock, Two Million (2,000,000) Shares of Non-Voting Common Stock and Five Million (5,000,000) shares of Preferred Stock.

SECTION 2.  Powers and Rights of the Common Stock, Partial-Voting Common Stock and Non-Voting Common Stock.  Except as otherwise expressly provided in this Certificate of Incorporation, all issued and outstanding shares of Common Stock, Partial-Voting Common Stock and Non-Voting Common Stock shall be identical and shall entitle the holders thereof to the same rights and powers.  The Common Stock, Partial-Voting Common Stock and Non-Voting Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock set forth in this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock).

(a)                                  Voting Rights and Powers.

(i)                                     Except as otherwise required by law, with respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Common Stock shall vote together with the holders of any other outstanding shares of capital stock of the Corporation entitled to vote, without regard to class, and every holder of outstanding shares of

Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of Common Stock standing in his/her/its name.

(ii)                                  Except as otherwise required by law, with respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Partial-Voting Common Stock shall vote together with the holders of any other outstanding shares of capital stock of the Corporation entitled to vote, without regard to class, and every holder of outstanding shares of Partial-Voting Common Stock shall be entitled to cast thereon one-half (1/2) vote in person or by proxy for each share of Partial-Voting Common Stock standing in his/her/its name.

(iii)                               Except as otherwise required by law, the holders of outstanding shares of Non-Voting Common Stock shall not be entitled to any votes upon any questions presented to stockholders of the Corporation, including, but not limited to, whether to increase or decrease the number of authorized shares of Non-Voting Common Stock.

(b)                                 Dividends.  Subject to the rights and preferences of any Preferred Stock set forth in any resolution or resolutions providing for the issuance of such stock as set forth in Section 3 of this Article V, the holders of Common Stock, Partial-Voting Common Stock and Non-Voting Common Stock shall be entitled to receive ratably such dividends, other than Share Distributions (as hereinafter defined), as may from time to time be declared by the Board of Directors out of funds legally available therefor.  The Board of Directors may, at its discretion, declare a dividend of any securities of the Corporation or of any other corporation, limited liability company, partnership, joint venture, trust or other legal entity (a “Share Distribution”) to the holders of shares of Common Stock, Partial-Voting Common Stock and Non-Voting Common Stock (i) on the basis of a ratable distribution of identical securities to holders of shares of Common Stock, Partial-Voting Common Stock and Non-Voting Common Stock or (ii) on the basis of a distribution of one class or series of securities to holders of shares of Common Stock, another class or series of securities to holders of Partial-Voting Common Stock, and another class or series of securities to holders of Non-Voting Common Stock, provided that the securities so distributed (and, if the distribution consists of convertible or exchangeable securities, the securities into which such convertible or exchangeable securities are convertible or for which they are exchangeable) do not differ in any respect other than differences in their voting rights consistent in all material respects with differences between Common Stock, Partial-Voting Common Stock and Non-Voting Common Stock.

(c)                                  Distribution of Assets Upon Liquidation.  In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all shares of the Preferred Stock then outstanding the full preferential amounts to which they are entitled under this Article V or the resolutions, as the case may be, authorizing the issuance of such Preferred Stock, the net assets of the Corporation remaining thereafter shall be divided ratably among the holders of Common Stock, Partial-Voting Common Stock and Non-Voting Common Stock.

(d)                                 Split, Subdivision or Combination.  If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Common Stock, Partial-Voting Common Stock or Non-Voting Common Stock, the outstanding shares of all other classes of stock (other than Preferred Stock) shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the class of stock that has been split, subdivided or combined.

(e)                                  Conversion.

(i)                                     Upon the occurrence of a Controlling Shareholder Event (as defined below), each holder of record of Partial-Voting Common Stock may, at any time, at such holder’s option, convert all of the shares of Partial-Voting Common Stock held by such holder into the same number of shares of Common Stock; provided, however, before any holder of shares of Partial-Voting Common Stock shall be entitled to convert the same into shares of Common Stock in accordance with this Section 2(e)(i), such holder shall surrender the certificate(s) therefore, duly endorsed, at the office of the Corporation where the stock transfer books are maintained, accompanied by a written notice stating such holder’s desire to convert his/her/its Partial-Voting Common Stock pursuant to this provision and specifying the number of shares of such stock then held by such holder.  Thereupon, the Corporation shall promptly issue and deliver to such holder a certificate or certificates of the number of shares of Common Stock to which such holder is entitled, registered in the name of such holder.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Partial-Voting Common Stock, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date of surrender.

(ii)                                  The Corporation shall not be required to issue any fractional shares upon conversion of Partial-Voting Common Stock in accordance with Section 2(e)(i), but in lieu thereof, the Corporation may make such equitable provisions as the Board of Directors may determine.

(iii)                               The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issue upon conversion of outstanding shares of Partial-Voting Common Stock, such number of shares of Common Stock as shall then be issuable upon a conversion of all of the outstanding shares of Partial-Voting Common Stock. The shares of Common Stock so issuable shall, when so issued, be duly and validly issued, fully paid, and non-assessable.

(iv)                              A “Controlling Shareholder Event” shall be deemed to have occurred if either (a) William J. McMorrow ceases to be the Corporation’s Chief Executive Officer or (b) less than forty percent (40%) of the issued and outstanding Common Stock is beneficially owned, directly or indirectly, by William J. McMorrow.

SECTION 3.  Preferred Stock.  Shares of Preferred Stock may be issued from time to time in one or more series.  Shares of Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law.  The Board of Directors is hereby authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board of Directors or the percentage of members, if any, of the Board of Directors each class or series of Preferred Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding.  Notwithstanding the foregoing, the Board of Directors shall have no power to alter the rights of any shares of Preferred Stock then outstanding.

SECTION 4.  Issuance of Common Stock, Partial-Voting Common Stock, Non-Voting Common Stock and Preferred Stock.  The Board of Directors may from time to time authorize by resolution the issuance of any or all shares of Common Stock, Partial-Voting Common Stock, Non-Voting Common Stock and Preferred Stock herein authorized in accordance with the terms and conditions set forth in this Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by any of the stockholders of the Corporation, except as otherwise required by law.

ARTICLE XIII:  Amendment of Corporate Documents

SECTION 1.  Reservation of Right to Amend Certificate of Incorporation.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Certificate of Incorporation and all rights and powers conferred in this Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power.

SECTION 2.  Amendment of Bylaws.  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation; provided, however, that no Bylaws hereafter adopted shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.  The Bylaws of the Corporation may also be altered, amended or repealed, and new Bylaws may be made, by the stockholders of the Corporation by the affirmative vote of the holders of a majority in voting power of the Corporation’s outstanding capital stock entitled to vote at an election of directors; provided, however, that no Bylaws hereafter adopted shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 25th day of March 2009.

KENNEDY-WILSON, INC.

By:	/s/ Freeman A. Lyle
Name:	Freeman A. Lyle
Title:	Executive Vice President,
Chief Financial Officer and Secretary